Exhibit: 99.1 Press Release Dated November 14, 2003 FOR IMMEDIATE RELEASE PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer
401-847-3327
Investor Relations Contact:	FD Morgen-Walke
Jolinda Taylor, 617-747-3600
Paul Johnson, 212-850-5600

KVH and Agility Agree to Settle Pending Litigation

MIDDLETOWN, RI – November 14, 2003 – KVH Industries, Inc., (Nasdaq: KVHI) announced today that on November 3, 2003, KVH and Agility Robotics, Inc., and Ross-Hime Designs, Inc., (collectively, "Agility") agreed to settle pending litigation. Because this agreement was reached prior to the filing of KVH's third quarter Form 10-Q, the company is required to record the settlement costs in the company's financial statements for the three- and nine-month periods ended September 30, 2003. This is in accordance with generally accepted accounting principles, notably Statement on Financial Accounting Standards No. 5, "Accounting for Contingencies." To reflect this agreement and associated costs, the company has recorded a $305,000 operating expense accrual in its third quarter financial statements as filed on Form 10-Q with the SEC on November 14, 2003.

"We are pleased to have successfully resolved this issue," said Martin Kits van Heyningen, KVH's president and chief executive officer, "and that the terms of this settlement should not affect our future operating results."

“Under the general terms of the settlement, all claims pending against the company will be released, the lawsuit will be dismissed, and Agility's rights under certain of its patents will be licensed to KVH.”

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Hoersholm, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEETS SEPTEMBER 30, 2003, AND DECEMBER 31, 2002 (Unaudited)

	September 30, 2003	December 31, 2002
Assets:
Current assets:
Cash and cash equivalents	$7,572,996	7,239,255
Accounts receivable, net	9,523,479	9,716,292
Costs and estimated earnings
in excess of billings on uncompleted contracts	438,971	377,058
Inventories	6,401,177	3,947,207
Prepaid expenses and other deposits	585,726	587,647
Deferred income taxes	552,871	616,877

Total current assets	25,075,220	22,484,336

Property and equipment, net	8,739,411	7,384,888
Other assets, less accumulated amortization	346,707	441,225
Deferred income taxes	2,238,430	2,238,430

Total assets	$36,399,768	32,548,879

Liabilities and stockholders' equity:
Current liabilities:
Current portion long-term debt	$96,574	93,262
Accounts payable	4,486,200	2,321,104
Accrued expenses	2,593,895	2,007,470
Customer deposits	31,230	91,665

Total current liabilities	7,207,899	4,513,501

Long-term debt	2,531,238	2,603,885

Total liabilities	9,739,137	7,117,386

Stockholders' equity:
Common stock	115,297	111,498
Additional paid-in capital	36,208,567	35,134,093
Accumulated deficit	(9,663,233)	(9,818,025)
Accumulated other comprehensive income	--	3,927

Total stockholders' equity	26,660,631	25,431,493

Total liabilities and stockholders' equity	$36,399,768	32,548,879

KVH INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$ 13,514,792	12,435,313	41,017,886	34,718,070
Cost of sales	7,712,109	6,837,186	22,680,578	19,515,902
Gross profit	5,802,683	5,598,127	18,337,308	15,202,168
Operating expenses:
Research & development	2,140,144	2,230,457	6,565,708	6,996,668
Sales & marketing	2,917,349	2,316,560	8,150,129	7,410,575
Administration	1,387,699	850,191	3,467,317	2,383,123
Income (loss) from operations	(642,509)	200,919	154,154	(1,588,198)
Other expense:
Other expense	(21,892)	(16,398)	(68,361)	(47,054)
Interest expense, net	(37,053)	(34,578)	(115,288)	(87,212)
Income (loss) before income taxes	(701,454)	149,943	(29,495)	(1,722,464)
Income tax expense (benefit)	(235,293)	-	(184,287)	86,100
Net income (loss)	$ (466,161)	149,943	154,792	(1,808,564)
Per share information:
Earnings (loss) per share
Basic	$ (0.04)	0.01	0.01	(0.16)
Diluted	$ (0.04)	0.01	0.01	(0.16)
Number of shares used in per share calculation:
Basic	11,487,900	11,056,374	11,352,489	11,017,596
Diluted	11,487,900	11,356,194	11,845,942	11,017,596

This press release may contain certain forward-looking statements that involve risks and uncertainties. For example, the statements regarding the license and settlement agreement and the impact of the costs under such agreement on the company's operating results are forward-looking statements. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: the final terms and conditions agreed upon as a part of the definitive license and settlement agreement or any court order with respect to the settlement. Additional factors are discussed in the company's most recent Form 10-Q filed with the SEC on November 14, 2003. Copies are available through the company's Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.